Exhibit (h)(38)
Calamos Advisors LLC
2020 Calamos Court
Naperville, Illinois 60563-1493
December 18, 2008
Calamos Investment Trust
2020 Calamos Court
Naperville, Illinois 60563
Ladies and Gentlemen:
     Calamos Advisors LLC (“Calamos Advisors”) hereby undertakes as follows:
     In the interest of limiting the expenses of each of the following series of Calamos Investment Trust (each a “Fund”): Growth Fund, Blue Chip Fund, Value Fund, Growth and Income Fund, Global Growth and Income Fund, High Yield Fund, Convertible Fund, Market Neutral Income Fund, International Growth Fund, Global Equity Fund, 130/30 Equity Fund, Evolving World Growth Fund, Government Money Market Fund, Multi-Fund Blend and Total Return Bond Fund, Calamos Advisors undertakes to reimburse each Fund to the extent, but only to the extent, that the annualized expenses of each of the following classes of the Fund through June 30, 2010, as a percent of the average net assets of such class of shares (excluding taxes, interest, all commissions and other normal charges incident to the purchase and sale of portfolio securities, and extraordinary charges such as litigation costs, but including fees paid to Calamos Advisors, with the exception of any upward performance adjustment), exceed the applicable percentage for that class of each series, as set forth below:
     I. Growth Fund, Blue Chip Fund, Value Fund, Growth and Income Fund, Global Growth and Income Fund, High Yield Fund, Convertible Fund, Market Neutral Income Fund, International Growth Fund, Global Equity Fund, 130/30 Equity Fund and Evolving World Growth Fund:

	Class of Shares
	A	B	C	I	R
Expense limitation	1.75%	2.50%	2.50%	1.50%	2.00%
     II. Government Money Market Fund

	Class of Shares
	A	B	C	I
Expense limitation	0.52%	1.27%	1.27%	0.27%

Expense Cap Agreement
December 18, 2008

     III. Multi-Fund Blend

	Class of Shares
	A	B	C	I	R
Expense limitation	0.25%	0.25%	0.25%	0.25%	0.25%
     IV. Total Return Bond Fund

	Class of Shares
	A	B	C	I	R
Expense limitation	0.90%	1.65%	1.65%	0.65%	1.15%
     The amount of the expense reimbursement to any Fund (or any offsetting reimbursement by a Fund to Calamos Advisors) shall be computed on an annual basis, but accrued and paid monthly. This undertaking shall be binding upon any successors and assigns of Calamos Advisors.

Very truly yours, CALAMOS ADVISORS LLC
By:	/s/ Nimish S. Bhatt
	Name:	Nimish S. Bhatt
	Title:	Senior Vice President, Director of Operations

Agreed and accepted by CALAMOS INVESTMENT TRUST
By:	/s/ Stathy Darcy
	Name:	Stathy Darcy
	Title:	Secretary